EXHIBIT 99.1

F I N A N C I A L
RELATIONS BOARD

                                RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                       Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
November 26, 2008

NN, INC.  ANNOUNCES STEPS TO ENHANCE LIQUIDITY AND CASH FLOW INCLUDING TEMPORARY SUSPENSION OF QUARTERLY DIVIDEND

Johnson City, Tenn., November 26, 2008 – NN, Inc. (Nasdaq: NNBR) today announced several steps to enhance its liquidity and cash flow including the reduction of capital expenditures, elimination of discretionary spending and the temporary suspension of its regular quarterly dividend.

Mr. Roderick R. Baty, Chairman and Chief Executive Officer commented, “As we previously announced on November 4, 2008, we generated record revenues and earnings for the first nine months of 2008. We did, however, state that we anticipated fourth quarter revenues to be down approximately 20% from our beginning of the year forecasts.  We anticipate that revenues at this level will result in the recording of approximately breakeven earnings for the fourth quarter.  Our cash flow remains strong, our balance sheet is sound and we have a committed credit facility with approximately $24 million in availability.  However, given the current global economic uncertainties impacting our business as well as the uncertainties surrounding the credit markets today we believe we should take prudent steps to preserve our liquidity position.  This will help insure that we maintain comfortably sufficient resources to protect the strength of our balance sheet and the financial flexibility to manage through these difficult times.  In light of the current economic environment, we will continue to evaluate the Company’s dividend, capital spending and discretionary spending policies on a quarterly basis.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

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